Exhibit 2

                                George Schneider


                40 WEST ELM STREET " GREENWICH, CONNECTICUT 06830
                   TEL: 914-654-8303 E-MAIL: idealmgmt@aol.com

                                                                   June 19, 2001


PRIVATE AND CONFIDENTIAL

Mr. Henry Rolling                                      By Overnight Delivery and
President                                              E-Mail
Make Your Move, Inc.

321 Broadway Boulevard

Reno, NV  89502

Dear Henry:

     This letter agreement (this "Agreement") confirms our understanding that Make Your Move, Inc. and its subsidiaries and affiliates, as appropriate, ("MYM" or the "Company") has engaged George Schneider and his successors and assigns, as appropriate, (the "Advisor") to act as its financial advisor, investment banker and placement agent, where appropriate, in connection with: 1) the placement by the Company of securities associated with an equity financing in the amount of up to approximately $15,000,000 of convertible preferred stock (the "Equity Securities") and 2) the execution by the Company of any transaction pursuant to which the business of the Company is combined through a merger, joint venture, consolidation, reorganization or other business combination and/or the acquisition of an interest in the Company by way of an exchange offer, tender offer, negotiated purchase or any other means (individually and collectively, a "Business Combination").

Retention

     For the term hereof, MYM hereby appoints the Advisor as the Company's financial advisor, investment banker and placement agent in connection with the placement of the Equity Securities and the execution of a Business Combination.

Subject to the terms and conditions of this Agreement, the Advisor accepts this appointment. The Advisor agrees that in his capacity hereunder, he will use his commercially reasonable efforts, consistent with his business judgement, to advise the Company and arrange a placement of the Equity Securities and/or the execution of a Business Combination. In no event shall the Advisor be obligated to purchase the Equity Securities for his own account or for the accounts of the Investors, as defined herein.

Services

     The services to be performed by the Advisor shall include, but not be limited to:

          (a) Meeting with the management of MYM to review the Company's historic, current and prospective operations, business and financial condition;

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          (b)  Completing  a due  diligence  review  of  MYM  to  determine  the
          Advisor's  view  of  the  Company's  expected  cash  flow,   borrowing
          capacity, current and potential enterprise value;

          (c) Advising MYM as to appropriate structure, terms and conditions to be included in the Equity Securities and/or a Business Combination;

          (d) Preparing the appropriate Offering Material, as herein defined, to be used to solicit prospective investors for the Equity Securities (the "Investors") and/or interest in a Business Combination;

          (e) Identifying and contacting the Investors and/or parties interested in a Business Combination;

          (f) Recommending a negotiating strategy and assisting in negotiating the terms and conditions of the Equity Securities and/or a Business Combination; and

          (g) Assisting in closing the Equity Securities and/or a Business Combination.

Fee Structure

     As compensation to the Advisor for his services hereunder, MYM agrees to pay the Advisor the following fees (collectively, the "Fees"):

     (a) A retainer fee, payable in cash, of $5,000 per month for the Initial Term, as defined herein (the "Retainer Fee"): 1) a first payment of $2,500, representing the pro-rata payment for the partial month June 2001, to be paid upon execution of this Agreement, 2) the second through fifth payments of $5,000 per month, representing payments for the full months July 2001 through and including November 2001 and 3) a last payment of $2,500, representing the pro-rata payment for the partial month December 2001, to be paid on the first business day of each subsequent month, beginning July 2001 and ending December 2001. The Retainer Fee shall serve as a credit toward the Equity Financing Fee and/or the Business Combination Fee, as defined herein;

     (b) An equity financing fee, payable in cash upon the closing of the placement of the Equity Securities (the "Equity Closing"), equal to six percent (6.0%) of the total proceeds raised by the Company in the placement of such Equity Securities (the "Equity Financing Fee");

     (c) An equity financial advisory fee, payable in warrants upon the Equity Closing, consisting of warrants to acquire shares of the common stock of the Company equal to one percent (1.0%) of the fully diluted shareholder interest of the Company after the effect of the issuance of the Equity Securities, with a strike price equal to the implied sale price per share in the placement of the Equity Securities (the "Equity Advisory Fee"), with a term of five (5) years and with customary and ordinary demand and piggy-back registration rights after the Company completes an initial public offering; and

     (d) A business combination fee, payable in cash upon the closing of a Business Combination (the "Business Combination Closing", and collectively with the Equity Closing, the "Closings"), equal to three percent (3.0%) of the Company's Total Enterprise Value, as defined herein, calculated at the date of such Business Combination (the "Business Combination Fee").

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     For the purpose of this Agreement,  the term "Total Enterprise Value" means an amount equal to the sum of the aggregate fair market value of any securities issued and any other non-cash consideration received (including, without limitation, any joint venture interest delivered to, or retained by the Company), and any cash consideration paid, to the Company or its security holders in connection with a Business Combination, and the amount of all indebtedness of the Company, which is assumed to be forgiven or retired in connections with such a Business Combination. The fair market value of any securities issued and any other non-cash consideration delivered or retained in connection with such Business Combination will be the value determined by the Company and the Advisor upon such Business Combination Closing.

     With the exception of the Retainer Fee, the above specified Fees will be payable in respect of the services rendered in connection with each separate placement of the Equity Securities (or securities of the same or similar class as the Equity Securities) and/or execution of a Business Combination, whether such placement and/or business combination has been arranged by the Advisor, by another agent of the Company or directly by the Company and whether such placement and/or business combination is conducted in one transaction or a series of transactions.

Expense Reimbursement

     In addition to any Fees that may be payable to the Advisor under this Agreement, MYM agrees to reimburse the Advisor, on a monthly basis or at such other times as the Advisor may request, for all of the Advisor's reasonable out-of-pocket expenses and travel expenses incurred in connection with his activities hereunder, without regard to whether or not any of the Closings occur, including the fees and disbursements of his legal counsel, if any, resulting from or arising out of this engagement. The Advisor's expenses, except the fees and disbursements of his legal counsel, shall not cumulatively exceed $3,500 per month without the prior written approval of the Company.

Term

     The initial term of this Agreement shall, except as otherwise mutually agreed, run for a period of one hundred eighty (180) days from the date this Agreement is executed (the "Initial Term"). In addition, if substantial and material progress has been made during the Initial Term to facilitate any of the Closings, the parties hereto agree to extend the term of this Agreement for an additional sixty (60) days as may be reasonable and necessary to complete any of the Closings. The foregoing notwithstanding, the Advisor shall be entitled to the Fees as provided herein with respect to any placement of the Equity Securities (or securities of the same or similar class as the Equity Securities) and/or execution of a Business Combination that 1) utilizes, various of its form or methodology, any information or data which the Advisor has provided, and may continue to provide during the term hereof, regarding any Investors and/or parties interested in participating in a Business Combination to be included in the Equity Securities and/or a Business Combination and 2) is consummated within one (1) year from the expiration or termination of this Agreement.

Termination

     The engagement hereunder may be terminated by the Company or the Advisor at any time upon thirty (30) days prior written notice to the other, provided that the Advisor shall be entitled to the Fees and reimbursement of expenses in accordance with this Agreement through the date of termination; and provided, further, that if this Agreement is terminated by the Advisor because of a material breach by the Company or if the Company shall terminate this Agreement


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

for any reason other than a material breach by the Advisor of his obligations, and a placement of the Equity Securities (or securities of the same or similar class as the Equity Securities) and/or execution of a Business Combination that
1) utilizes, various of its form or methodology any information or data which the Advisor has provided, any may continue to provide during the term hereof, regarding any Investors and/or parties interested in a Business Combination to be included in the Equity Securities and/or a Business Combination and 2) is consummated within one (1) year after such termination, the Advisor shall thereupon be paid the Fees as provided herein.

Information

     MYM will furnish to the Advisor on a timely basis, and in a satisfactory format and detail to the Advisor, such data and information as the Advisor may reasonably request. MYM represents and warrants that such data and information is or will be accurate and complete in all material respects. MYM acknowledges that the Advisor is relying, without independent verification, on the accuracy and completeness of all information furnished. MYM further agrees that its failure or inability to expeditiously provide such data or information, or to secure timely access to key personnel and facilities, may have a material adverse affect on the scope, timing and success of this engagement.

Offering Material

     The Advisor may, upon review and approval of MYM, prepare a term sheet, research report, private placement memorandum, official statement and/or remarketing memorandum, with respect to the Company and the placement of the Equity Securities and/or execution of a Business Combination (all such documents, in the form finally approved by the Company, taken individually and collectively shall be hereafter referred to as the "Offering Material"). MYM represents and warrants that the information contained in its Offering Material will not include any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make statements contained therein, in light of the circumstances under which they are being made, not misleading. MYM agrees to advise the Advisor immediately in writing of the occurrence of any event or any other change known to the Company which results in the Offering Material containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make statements therein, in light of the circumstances under which they were made, not misleading. MYM agrees to execute certificates evidencing representations and warranties of the Company respecting material provisions of the Offering Material.

     MYM authorizes the Advisor, as its agent; to furnish any Investors and parties of interest in a Business Combination copies of the Offering Material and, with the written approval of the Company, any other document or relevant information supplied to the Advisor.



Conditions of Placement

     The Advisor agrees to use his best efforts, consistent with his business judgment, to affect the Closings as soon as practicable. The Closings are conditioned upon and subject to, among other things, documentation reasonably acceptable to MYM and the Advisor, market conditions applicable to the private equity markets and satisfaction of the conditions set forth in each equity purchase agreement and/or business combination agreement (individually and collectively, the "Financing Agreements") to be entered into by and between the Company and the respective Investors and/or business combination parties named therein, and in the Offering Material, including any supplements and amendments thereto.

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

No Unauthorized Use of Advice

     Any summary of, or reference to, any communication, whether written or oral with respect thereto, in whole or in part, to third party advisors will be subject, in each instance to said party's written agreement to confidentiality, nondisclosure and indemnification of the Advisor. Notwithstanding the preceding sentence, nothing in this Agreement shall be construed as a prohibition on the distribution of any communication as required by implementation of the placement of the Equity Securities and/or execution of a Business Combination, to officers of the Company, their legal counsel, accountants or financial consultants or to regulatory agencies. If the Advisor resigns prior to the dissemination of any Offering Material, or prior to the finalization of the forms of the Financing Agreements or any other documents or information prepared in connection with the placement of the Equity Securities and/or execution of a Business Combination, the term hereof shall be deemed ended and no reference to the Advisor whatsoever shall be made in materials disseminated after said resignation.

Confidentiality

     The Advisor agrees to keep non-public information confidential so long as it remains non-public, unless disclosure is required by law or requested by any governmental or regulatory agency or body, and will not make any use thereof, except in connection with their services hereunder.


     Other than as agreed or as required by implementation of the placement of the Equity Securities and/or execution of a Business Combination, the Company shall not convey to the public through advertising, public relations, news, sales, mail, direct transmittal, or other media, nor through any offering circular or registration statement, prospectus, appraisal, loan or other agreements or documents all or any part of written or oral presentation with respect to the placement of the Equity Securities and/or execution of a Business Combination, nor other communication or documentation delivered, nor any reference to the Advisor or to any individuals assigned by the Advisor to this engagement, without the prior written consent of the Advisor.

Indemnification

     If either party to this Agreement brings an action based on this Agreement, the prevailing party shall be entitled to recover reasonable expenses therefore, including, but not limited to, attorneys' fees, expenses and court costs.

     In addition, MYM agrees to indemnify and hold harmless the Advisor and his affiliates, counsel and other professional advisors, the respective directors, officers, agents and employees of each of the foregoing or any of their affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities and Exchange Act of 1934, as amended, (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), from and against all losses, claims, damages, expenses or liabilities resulting from, relating to, or arising out of action taken or omitted to be taken (i) by the Company or (ii) by an Indemnified Party in good faith pursuant to the terms of, or in connection with, services rendered pursuant to this Agreement or any of the transactions covered thereby. In addition, the Company agrees to reimburse each Indemnified Party for all reasonable out-of-pocket and direct expenses (including reasonable fees and expenses of counsel) as they are incurred by such Indemnified Party in connection with investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which any Indemnified Party is named party.

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     Notwithstanding  the  foregoing,  MYM shall not be liable to an Indemnified
Party in respect to any loss, claim, damage,  liability or expense to the extent
the  same  is  determined,   in  a  final  judgment  by  a  court  of  competent
jurisdiction, to have resulted primarily and directly from the gross negligence or willful misconduct of that Indemnified Party.

     In the event of the assertion against any Indemnified Party of any claim or the commencement of any action or proceeding, MYM shall be entitled to participate in such action or proceeding, and in the investigation of such claim, and after written notice from the Company, to assume the investigation or defense of such claim, action or proceeding with counsel of its choice at its expense; provided however, that such counsel shall be reasonably satisfactory to that Indemnified Party. Notwithstanding MYM's election to assume the defense or investigation of such claim, action or proceeding, any Indemnified Party shall have the right to employ separate counsel (and local counsel, if necessary) and to participate in the defense or investigation of such claim, action or proceeding, and the Company shall advance and bear the expense (including reasonable fees and disbursements) of such separate counsel. In the event that MYM shall have assumed the defense or investigation of any claim, action or proceeding, the Company may not settle any such claim, action or proceeding without the written consent of any Indemnified Party named as defendant therein.

     If for any reason the foregoing indemnification is unavailable to an Indemnified Party or is insufficient to hold it harmless as contemplated herein then the indemnifying party shall contribute to the amount paid or payable by the Indemnified Party as result of such loss, claim, liability or expense in such proportion as it appropriate to reflect not only the relative benefits received by the Company and their affiliates, on the one hand, and the Advisor, or the other applicable Indemnified Party, as the case may be, on the other hand, but also the relative fault of the Company and their affiliates and any Indemnified Party, as the case may be, as well as any other relevant equitable considerations, subject to the limitation that in any event the aggregate contribution of all Indemnified Parties to all losses, claims, liabilities, damages and expenses shall not exceed the amount of fees actually received by the Advisor pursuant to this Agreement. It is hereby further agreed that the relative benefits to MYM on the one hand and the Advisor on the other hand with respect to any transaction or proposed transaction contemplated by this Agreement shall be deemed to be in the same proportion as (i) the total value of the transaction to (ii) the fee paid to the Advisor with respect to such transaction.

     No Indemnified party shall have any liability to MYM or any other person in connection with the services rendered pursuant to this Agreement, except for the liability for losses, claims, damages or liabilities finally judicially determined to have resulted from such Indemnified Party's gross negligence or willful misconduct. The indemnity, contribution and expense reimbursement obligations set forth herein shall be in addition to any liability the Company may have to an Indemnified Party at common law or otherwise, and shall survive the expiration of the term of this Agreement.

     If any personnel of an Indemnified Party appears as a witness, are deposed or are otherwise involved in the defense of any action against any Indemnified Party, MYM or any officer or director of the Company, MYM will reimburse such Indemnified Party for all reasonable out-of-pocket and direct expenses (including the reasonable fees and expenses of counsel for such Indemnified Party) incurred by it by reason of any of its personnel being involved in any such action and will compensate the Advisor for time spent, by his employees preparing for and testifying as witnesses in any deposition or proceeding at the Advisor's customary daily rates.

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Governing Law

     This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of New York. Any suits, claims, causes of action, or disputes arising under this Agreement shall be brought in the courts of the State of New York or in the United States District Court of the Southern District of New York.

Survival

     The fee, expense reimbursement and indemnification obligations of MYM contained herein shall be in addition to any liability the Company may otherwise have to the Advisor, or any Indemnified Parties, and shall survive the termination hereof.

Company or Corporate Obligation

     The obligations of MYM hereto are solely company or corporate obligations, and no officer, director, employee, agent, member or controlling person shall be subject to any personal liability whatsoever, nor will any such claim be asserted by or on behalf of the Company or any person relying on the written or verbal conclusions of the Company.

Subsequent Transactions

     If at any time within one (1) year from any of the Closings, MYM considers retaining an investment banker, placement agent or other similar agent in connection with any related or unrelated investment banking or financing services for the Company, the Company will use its commercially reasonable efforts, considering its other relationships, to accord the Advisor an investment banking, placement and/or other similar agent role for such services.

Notice

     Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered to (a) Make Your Move, Inc. at 321 Broadway Boulevard, Reno, NV 89502, Attention: Henry Rolling, President; and (b) George Schneider, at his offices at 40 West Elm Street, Greenwich, CT 06830.

Sole and Entire Agreement; Binding Effect

     This Agreement is the sole and entire Agreement between the parties pertaining to its subject matter and supersedes all prior agreements, representations and understandings of the parties. No modification of this Agreement shall be binding unless agreed to in writing by the Advisor and MYM. This Agreement shall be binding on and shall inure to the benefit of the successors and assigns of the parties hereto provided that neither this Agreement nor any of the Advisors' rights, undertakings or obligations hereunder may be assigned by the Advisor without the prior written consent of the Company.

     Kindly indicate your assent to the terms and conditions of our understanding by signing this Agreement, whereupon this Agreement shall constitute a binding contract between MYM and the Advisor. Please return one copy of this Agreement (the other copy of which is for your files) and your payment of $2,500, representing the pro rata June 2001 payment of the Retainer Fee, to the Advisor.

Very truly yours,

By:  /s/George Schneider
------------------------
     George Schneider


          The foregoing has been read, understood and approved, and the undersigned does hereby agree to retain George Schneider upon the terms and conditions contained herein. By execution hereof, the undersigned represents full power and authority to bind Make Your Move, Inc. to the terms and conditions hereof.



Agreed and accepted this 19 day of June 2001:


Make Your Move, Inc.


By   /s/Henry Rolling
-----------------------
     Henry Rolling
     President


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